EMPLOYMENT AGREEMENT

This Agreement made and entered into this first day of March 1997 by and between ASHA Corporation, a Corporation duly organized and existing under and pursuant to the laws of the State of Delaware (hereinafter referred to as "ASHA") and John C. McCormack, an individual residing in the city of Saint Ynez, State of California (hereinafter referred to as McCormack).

                                Witnesseth:

Whereas, ASHA is engaged in the development, marketing and sale of intellectual properties and has employed McCormack since February 1, 1995, in the position of President and Chief Operating Officer.

Whereas, both ASHA and McCormack wish to formalize this relationship in contractual form it hereby is agreed that ASHA will employ McCormack and McCormack will accept employment by AHSA, as its President and Chief Operating Officer, pursuant to the terms hereof;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. ASHA agrees to employ McCormack and McCormack agrees to work for ASHA for a term of two years (2) with a two year (2) automatic renewal as more fully defined herein under the Term clause of this agreement.

     2. SCOPE OF EMPLOYMENT. McCormack will manage and direct ASHA and will have full authority for the proper execution of his responsibilities as provided by the laws of the State of Delaware, subject to the appropriate review and direction of the Chief Executive Officer and the Board of Directors of ASHA. McCormack will also continue to serve as Secretary/Treasurer of ASHA and will attend and record all Board of Directors' meetings and be expected to attend to any other matters generally falling within the scope of the President and Chief Operating Officer.

     3. TERM. The initial term of McCormack's employment shall be from the first day of March 1997 to the twenty eighth day of February 1999. Thereafter McCormack's employment shall be automatically renewed for an additional two
(2) year term unless either party gives to the other no less than six (6) months or more than nine (9) months notice that the employment or this agreement in its then current form will not be renewed at the end of the term.

     4. COMPENSATION. (a) ASHA shall pay to McCormack as compensation for the services to be rendered by McCormack hereunder an annual base salary of Ninety Thousand dollars ($90,000.00), payable in 24 equal consecutive installments of Three Thousand Seven Hundred and Fifty Dollars ($3,750) each on the sixteenth (16) and last day of the month. Such installments to be subject to all legally required Federal and State withholding amounts.

     As part of McCormack's base salary McCormack shall receive 25,000 options to purchase common stock in ASHA annually. These options shall be in addition to any other options or shares of ASHA's common stock that McCormack may otherwise be entitled. Thereafter McCormack's base salary shall be adjusted annually as of the anniversary date hereof to fully reflect any percentage increase in the cost-of-living index published by the United States Government for the Greater Los Angeles-Long Beach area. ASHA's Chief Executive Officer and the ASHA Board of Directors shall review McCormack's base salary at least annually and may adjust it, depending on ASHA's size and profitability and the general level of compensation in similar companies; provided that McCormack's base salary shall not be reduced during the initial two years of this agreement.

     (b) In addition to the compensation hereinabove set forth, McCormack shall be entitled to participate in such other fringe benefit programs from ASHA as may be made available to other executives of ASHA, including, but not limited to, bonuses, stock options, profit sharing, merit increases, medical and health insurance programs and vacation and other such programs as may be determined by ASHA's Chief Executive Officer and/or its Board of Directors, and shall have, in addition, a reasonable expense account.

     (c) McCormack shall participate in an ISOP program established for senior management of ASHA. The initial number of Options that McCormack shall receive under this plan is 100,000 at a price of $4.00 per share.

     5. ARBITRATION. Any controversy or claim arising out of or relating to this agreement, or a breach thereof, shall be settled by arbitration in Santa Barbara, California before a panel of Arbitrators selected as follows: within ten (10) days of demand by either party for arbitration, each party will select one arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrator's decision will be by a majority vote. The arbitration shall not be appealable de novo by either party.

     6. ENTIRE AGREEMENT. The foregoing constitutes the entire agreement between the parties and no modification of any of the provisions hereof shall be binding upon either McCormack or ASHA unless in writing signed by the party against whom such modification is sought to be enforced.

     7. INTERPRETATION. This agreement has been submitted to the scrutiny of all parties hereto and of counsel. This agreement shall be controlled by the laws of the State of California.

ASHA CORPORATION                          "McCormack"

By: /s/ Alain J-M Clenet                  /s/ John C. McCormack
   Alain J-M Clenet                       John C. McCormack
   Chief Executive Officer